White Mountain Board Approves Stockholder Rights Plan.

SANTIAGO, Chile, January 18, 2011 — White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTC Bulletin Board: WMTM - News) reports that the Company’s Board of Directors has approved the adoption of a stockholder rights plan (the “Rights Plan”) that provides all stockholders of record at the close of business January 28, 2011, a distribution of  the right to buy shares of a new series of preferred stock. The Rights Plan gives White Mountain stockholders the opportunity to obtain maximum value for their shares by providing the Company’s board of directors the ability to fully evaluate alternatives in the event of an unsolicited takeover bid.

The rights to purchase the new preferred stock series will expire on January 17, 2021 unless earlier redeemed or exchanged in accordance with the terms of the Rights Plan.  The rights will be triggered only if a person or group acquires or announces a tender offer for 15 percent or more of White Mountain’s common stock. Each holder of a right, other than the acquirer, would be entitled to receive, upon payment of the purchase price which is initially set at $4.00 per right, a number of shares of White Mountain common stock having a value equal to two times such purchase price, but not less than a value of $0.50 per share.  The Rights Plan provides that a committee of the Board of Directors comprised of independent directors will review the plan at least once every three years to determine whether maintaining the plan is in the best interest of the Company’s stockholders.  The rights will trade with White Mountain’s common stock, unless they are separated because of certain future events. The rights distribution is not taxable to stockholders. The Plan does not weaken the Company’s financial strength or interfere with its business plans. Issuance of the rights has no dilutive effect and will not change the way the Company’s shares are traded.

“This Rights Plan will prudently protect our stockholders’ interests by giving our Board the flexibility to fulfil their fiduciary duty to maximize stockholder value by weighing third party inquiries in an orderly manner,” said Michael Kurtanjek, the Company’s President and CEO. “We are taking this step now in part because we believe White Mountain’s shares are priced well below any reasonable valuation of our assets and long-term prospects.  In addition, the Rights Plan preserves the Company’s option to remain independent and pursue its long-term business plan.”  Mr. Kurtanjek added that the Board’s adoption of this plan was not in response to a specific takeover threat or accumulation of stock. Rather, he said it serves as a general deterrent to potentially unfair practices and parallels plans adopted by other companies seeking a sound and reasonable means of safeguarding stockholders’ interests.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 33 registered mining exploitation concessions and five mining exploration concessions in the process of being constituted, over approximately 8,225 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, and to secure off-take contracts for the planned rutile concentrate output. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

The OTC BB has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President
(56) 2 657-1800

Brian Flower, Chairman
(604) 408-2333